Exhibit 99.1

ITW NEWS RELEASE

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ITW Reports 27 Percent Growth in Diluted Net Income Per Share for the 2006 Second Quarter; Revenues Increased 9 Percent and Operating Income Grew 18 Percent; Operating Margins of 18.4 Percent Improved 140 Basis Points in the Quarter

GLENVIEW, ILLINOIS—(July 20, 2006)—Illinois Tool Works Inc. (NYSE:ITW) today reported 27 percent growth in diluted net income per share in the 2006 second quarter. Diluted net income per share was $0.81 compared to $0.64 in the 2005 second quarter. In addition, the Company’s second quarter revenues increased 9 percent, operating income grew 18 percent and net income rose 25 percent. These per share amounts reflect ITW’s two-for-one stock split which was effective in May.

The robust growth in earnings in the second quarter was primarily due to reasonable North American market demand, improving international end market activity and strong operating margin performance. Total base revenues grew 4.5 percent while acquisitions added 6.7 percent to the top line. Translation and intercompany sales reduced revenues by 2.3 percent. Of the 17 cent increase in earnings per share in the quarter versus a year ago, 12 cents came from operations and 5 cents resulted from a reduction in the tax rate, contributions from investment income and lower shares outstanding. The tax rate moved to 30.1 percent in the most recent quarter from 31.0 percent in the first quarter of 2006.

For the 2006 second quarter, revenues were $3.579 billion compared to $3.286 billion for the year earlier period. Operating income improved to $659.8 million in the second quarter versus $559.9 million in the prior year period. Net income was $465.9 million in the quarter compared to $373.8 million a year ago. The Company’s operating margins of 18.4 percent in the quarter were 140 basis points higher than a year ago.

For the 2006 first half, revenues increased 8 percent, operating income grew 18 percent, net income rose 21 percent and diluted net income per share was 24 percent higher than the year earlier period. Revenues of $6.877 billion compared to $6.338 billion in the year ago period. Operating income was $1.200 billion versus $1.019 billion. Net income was $832.4 million compared to $686.1 million and diluted net income per share was $1.46 versus $1.18. Operating margins of 17.4 percent were 130 basis points higher than the year ago period.

The Company’s free operating cash flow was $281.2 million in the 2006 second quarter. This free cash was utilized, in part, to fund 10 acquisitions during the quarter representing $154 million of annualized revenues. Through June 30, the Company had completed 21 acquisitions totaling $507 million of annualized revenues. Based on two transactions completed in July representing $188 million of annualized revenues and a strong pipeline of potential acquisitions, the Company is now forecasting a range of $900 million to $1.1 billion of annualized acquisition revenues for full-year 2006.

“We are extremely pleased with our financial performance for both the second quarter and first half of the year,” said Chairman and Chief Executive Officer David B. Speer. “We remain confident in our ability to successfully drive profitability and margin growth in our business units as well as source and close attractive and sensibly-priced acquisitions.”

Segment highlights include:

North American Engineered Products second quarter revenues increased 13.4 percent largely as a result of an 11.1 percent increase from acquisitions. Base revenues grew 1.9 percent in the quarter, mainly due to contributions from industrial-based businesses such as polymers, industrial plastics and Minigrip Zip-Pak. Operating income increased 19.8 percent mainly due to base income growth from the industrial and construction businesses as well as contributions from acquisitions. Operating margins of 19.2 percent were 100 basis points higher than the year earlier period. For the 2006 first half, revenues increased 13.5 percent, operating income grew 21 percent and operating margins of 18.1 percent were 110 basis points higher than the year-ago period.

International Engineered Products second quarter revenues and operating income increased 3.9 percent and 8.2 percent, respectively. Revenues improved modestly as base revenues grew 4.1 percent and contributions from acquisitions increased 3.7 percent. Translation reduced the top line by 3.9 percent in the quarter. Both base revenues and operating income benefited from contributions from the construction and industrial units. Operating margins of 14.9 percent were 60 basis points higher than the year earlier period. For the 2006 first half, both revenues and operating income were essentially flat and operating margins of 13.6 percent were 10 basis points lower than a year ago.

North American Specialty Systems second quarter revenues increased 10.9 percent largely due to a 6.8 percent base revenue contribution from a variety of business units, most notably welding and industrial packaging. Acquisitions added 3.5 percent growth to the top line. Operating income grew 22.2 percent in the quarter with strong contributions from the previously mentioned units. Operating margins of 20.0 percent were 190 basis points higher than the year ago period. For the 2006 first half, revenues increased 12.0 percent, operating income grew 23.0 percent and operating margins of 19.6 percent were 180 basis points higher than the year earlier period.

International Specialty Systems second quarter revenues increased 7.9 percent primarily as a result of a 7.2 percent contribution from acquisitions and base revenue growth of 4.6 percent. The growth in base revenues was mainly due to contributions from the welding, food equipment and finishing businesses. Translation dampened top line growth by 3.9 percent in the quarter. Operating income grew 15.9 percent in the quarter, with most of that growth due to increases in the food equipment and welding units. Operating margins of 14.7 percent were 100 basis points higher than the year earlier period. For the 2006 first half, revenues increased 6.7 percent, operating income grew 20.5 percent and operating margins of 13.0 percent were 150 basis points higher than a year ago.

Non-operating investment income was higher than last year by $17.9 million due to income from mark-to-market adjustments in the venture capital investment.

Looking ahead, the Company believes its end markets will be relatively stable in North America, and will improve modestly internationally for the remainder of the year. As a result, the Company is now forecasting a third quarter earnings range of $0.78 to $0.82 and a full-year range of $3.03 to $3.11. Base revenues are expected to grow in a range of 4.0 percent to 6.0 percent in the third quarter and 4.7 percent to 5.7 percent for the full year. The new forecasts incorporate a lower tax rate, lower restructuring costs and higher contributions from investment income. If the Company achieves the midpoints of these forecasted ranges, earnings growth would be 11 percent in the third quarter and 18 percent for the full year.

This Earnings Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding end market conditions, base revenue growth, earnings growth, operating income, tax rates, restructuring costs, investment income, use of free cash and potential acquisitions for the 2006 full year and the Company’s related forecasts. These statements are subject to certain risks, uncertainties and other factors which could cause actual results to differ materially from those anticipated. Important factors that could cause actual results to differ materially from the Company’s expectations are set forth in ITW’s Form 10-Q for the 2006 first quarter.

ITW is a $12.8 billion in revenues diversified manufacturer of highly engineered components and industrial systems and consumables. The Company consists of approximately 700 business units in 48 countries and employs some 50,000 people.

Contact: John Brooklier, 847-657-4104 or jbrooklier@itw.com

ILLINOIS TOOL WORKS INC.
(In thousands except per share data)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
STATEMENT OF INCOME	2006	2005	2006	2005
Operating Revenues	$3,579,470	$3,286,061	$6,876,506	$6,337,942
Cost of revenues	2,292,821	2,153,884	4,412,495	4,172,909
Selling, administrative, and R&D expenses	602,221	557,058	1,203,642	1,105,192
Amortization and impairment of goodwill
and other intangibles	24,664	15,213	60,637	41,203
Operating Income	659,764	559,906	1,199,732	1,018,638
Interest expense	(19,009)	(28,806)	(37,906)	(49,061)
Investment income	26,367	8,455	36,559	29,356
Other income (expense)	(668)	6,827	(701)	10,055
Income Before Taxes	666,454	546,382	1,197,684	1,008,988
Income taxes	200,600	172,600	365,300	322,900
Net Income	$465,854	$373,782	$832,384	$686,088

Net Income Per Share (a):
Basic	$ 0.82	$ 0.65	$ 1.47	$ 1.18
Diluted	$ 0.81	$ 0.64	$ 1.46	$ 1.18

Shares outstanding during the period (a):
Average	567,446	575,805	565,462	579,277
Average assuming dilution	571,954	580,030	569,808	583,600

(a) Restated for the two-for-one stock split in May 2006.

ESTIMATED FREE OPERATING CASH FLOW	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2006	2005	2006	2005

Net cash provided by operating activities	$ 357,851	$ 498,324	$ 746,362	$801,275
Less: Additions to PP&E	(76,675)	(80,681)	(144,994)	(144,709)
Free operating cash flow	$ 281,176	$ 417,643	$ 601,368	$ 656,566

ILLINOIS TOOL WORKS INC.
(In thousands)
	JUNE 30,	MAR 31,	DEC 31,
STATEMENT OF FINANCIAL POSITION	2006	2006	2005
ASSETS
Cash & equivalents	$459,186	$454,470	$370,417
Trade receivables	2,374,172	2,191,698	2,098,276
Inventories	1,370,047	1,279,108	1,203,063
Deferred income taxes	185,854	181,787	168,739
Prepaids and other current assets	426,999	245,037	271,110
Total current assets	4,816,258	4,352,100	4,111,605

Net plant & equipment	1,916,032	1,843,207	1,807,109
Investments	907,515	890,227	896,487
Goodwill	3,224,025	3,196,492	3,009,011
Intangible assets	773,530	759,549	669,927
Deferred income taxes	-	7,342	45,269
Other assets	906,626	901,605	906,235
	$12,543,986	$11,950,522	$11,445,643

LIABILITIES and STOCKHOLDERS' EQUITY
Short-term debt	$91,713	$230,757	$252,899
Accounts payable	669,363	592,162	560,078
Accrued expenses	1,025,476	936,128	1,013,940
Cash dividends payable	93,664	93,563	92,620
Income taxes payable	91,912	93,289	81,194
Total current liabilities	1,972,128	1,945,899	2,000,731

Long-term debt	960,145	959,977	958,321
Deferred income taxes	25,444	-	-
Other liabilities	992,352	979,474	939,696
Total non-current liabilities	1,977,941	1,939,451	1,898,017

Common stock	6,303	3,147	3,120
Additional paid-in capital	1,336,149	1,299,476	1,082,611
Income reinvested in the business	9,757,485	9,385,295	9,112,328
Common stock held in treasury	(2,773,176)	(2,773,176)	(2,773,176)
Accumulated other comprehensive income	267,156	150,430	122,012
Total stockholders' equity	8,593,917	8,065,172	7,546,895
	$12,543,986	$11,950,522	$11,445,643